As filed with the Securities and Exchange Commission on August 18, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ITERIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1515 South Manchester Avenue
Anaheim, California  92802
(714) 774-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Johnson
President and Chief Executive Officer
Iteris, Inc.
1515 South Manchester Avenue
Anaheim, California 92802
(714) 774-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to: Ellen S. Bancroft, Esq. J.R. Kang, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 (949) 932-3600

Approximate date of commencement of proposed sale to the public:  from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.10 par value per share(including associated preferred stock purchase rights)	88,912 shares	$2.49	$221,391	$24

(1)                                  Estimate based upon the average of the high and low prices of the registrant’s common stock on August 16, 2006 as reported by the American Stock Exchange, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(2)                                  Pursuant to Rule 416, this registration statement also covers any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

88,912 Shares

ITERIS, INC.

Common Stock

This prospectus relates to the disposition from time to time of a total of 88,912 shares of the common stock of Iteris, Inc. or interests therein by the selling stockholder listed on page 15 and its transferees.  The prices at which the selling stockholder may sell or otherwise dispose of its shares or interests therein will be determined by the selling stockholder.  We will not receive any of the proceeds from the sale of these shares.

Our common stock is listed on the American Stock Exchange under the symbol “ITI”.  On August 16, 2006 the last reported sale price for our common stock was $2.50 per share.

You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is  August 18, 2006.

THE COMPANY

We are a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety.  Using proprietary software and Intelligent Transportation Systems (“ITS”) industry expertise, we provide video sensor systems, transportation management and traveler information systems and other engineering consulting services to the ITS industry. The ITS industry is comprised of companies applying a variety of technologies to enable the safe and efficient movement of people and goods. We use our outdoor image recognition software expertise to develop proprietary algorithms for video sensor systems that improve vehicle safety and the flow of traffic. Using our knowledge of the ITS industry, we design and implement transportation management systems that help public agencies reduce traffic congestion and provide greater access to traveler information.

Our Vantage product is a video vehicle detection system that detects the presence of vehicles on roadways.  Vantage systems are used at signalized intersections to enable a more efficient allocation of green signal time and are also used for incident detection and highway traffic data collection applications. We sell and distribute our Vantage products primarily to commercial customers and municipal agencies.

Our AutoVue Lane Departure Warning (“LDW”) systems consist of a small windshield mounted sensor that uses proprietary software to detect and warn drivers of unintended lane departures.  Our AutoVue LDW systems are currently offered as an option on certain Mercedes, MAN, Freightliner and International trucks.  In September 2003, we entered into an agreement with Valeo Schalter and Sensuren GmbH (“Valeo”), pursuant to which we granted Valeo the exclusive right to sell and manufacture our AutoVue LDW systems to the worldwide passenger car market in exchange for royalty payments for each AutoVue LDW unit sold.  Pursuant to this agreement, we also provide specific contract engineering services, technical marketing and sales support to Valeo to enable the launch of our LDW technology on three Infiniti platforms, the FX, M and Q, where the device is offered as part of the technology option package. We believe that AutoVue is a broad sensor platform that, through additional software development, may be expanded to incorporate additional safety and convenience features.

Our transportation management systems business includes transportation engineering and consulting services focused on the planning, design, development and implementation of software-based systems that integrate sensors, video surveillance, computers and advanced communications equipment to enable public agencies to monitor, control and direct traffic flow, assist in the quick dispatch of emergency crews and distribute real-time information about traffic conditions.  Our services include planning and other engineering for the implementation of transportation infrastructure and related communications systems, analysis and study related to goods movement and commercial vehicle operations, and parking systems designs.  These services and systems are sold to local, state and national transportation agencies in the United States.

We currently operate in three reportable segments: Roadway Sensors, Automotive Sensors and Transportation Systems. The Roadway Sensors segment includes our Vantage vehicle detection systems for traffic intersection control, incident detection and certain highway traffic data collection applications.  The Automotive Sensors segment is comprised of all activities related to our AutoVue LDW systems for vehicle safety. The Transportation Systems segment includes transportation engineering and consulting services and the development of transportation management and traveler information systems for the ITS industry.

We were originally incorporated in Delaware in 1987 as Odetics, Inc. and in September 2003 changed our name to Iteris Holdings, Inc. to reflect our focus on the ITS industry and our capital structure at that time.  On October 22, 2004,we completed a merger with our majority-owned subsidiary, Iteris, Inc., and officially changed our corporate name from Iteris Holdings, Inc. to Iteris, Inc.  Our common stock is listed on the American Stock Exchange under the symbol “ITI”.  Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.  Our website is www.iteris.com.  Information available on our website does not constitute part of this prospectus.

AutoVue®, Iteris® and Vantage® are among the trademarks of Iteris, Inc.  Any other trademarks or trade names mentioned herein are the property of their respective owners.

RISK FACTORS

Our business is subject to a number of risks, some of which are discussed below.  Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus.  You should consider the following risks carefully in addition to the other information contained in this prospectus (including the information incorporated by reference) before purchasing shares of our common stock.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed.  In that event, the market price for our common stock could decline and you may lose all or part of your investment.

We Have Experienced Substantial Losses And May Continue To Experience Losses For The Foreseeable Future. Although we had net income of $80,000 from continuing operations in the year ended March 31, 2006, we experienced net losses from continuing operations of $11.3 million and $1.9 million in the years ended March 31, 2005 and 2004, respectively. While we have divested other business units, we cannot assure you that our efforts to downsize our operations or reduce our operating expenses will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance. As such, we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience operating losses and net losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

We May Need To Raise Additional Capital In The Future, Which May Not Be Available On Terms Acceptable To Us, Or At All. We have generated significant net losses and operating losses in recent periods, and have experienced volatility in our cash flows from operations ranging from positive cash flows from operations of $590,000 in the year ended March 31, 2005 to negative cash flows from operations of $718,000 in the year ended March 31, 2004 and $599,000 in the three months ended June 30, 2006. Additionally, we failed to meet certain debt covenants under our credit agreement with our bank in two of our last five fiscal quarters.  Our line of credit under this credit agreement expired on July 31, 2006.  Although the line of credit agreement has been extended until August 31, 2006 and we are currently negotiating with our bank to replace the line of credit, we cannot assure you that we will be able to renew this line of credit facility on acceptable terms, in a timely manner or at all.

At June 30, 2006, we had $225,000 of cash and cash equivalents and an outstanding balance of $3.5 million on our line of credit, which line of credit is used to fund our operations. We may need to raise additional capital in the near future to fund our operations or to repay indebtedness. Such additional capital may be raised through bank borrowings, or other debt or equity financings. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all, and such additional financing may result in further dilution to our stockholders.

Our capital requirements will depend on many factors, including, but not limited to:

•                  market acceptance of our products and product enhancements, and the overall level of sales of our products;

•                  our ability to control costs;

•                  the supply of key components for our products;

•                  our ability to generate net income;

•                  increased research and development expenses;

•                  increased sales and marketing expenses;

•                  technological advancements and our competitors’ response to our products;

•                  capital improvements to new and existing facilities and enhancements to our infrastructure and systems;

•                  potential acquisitions of businesses and product lines;

•                  our relationships with customers and suppliers;

•                  government budgets, political agendas and other funding issues;

•                  our ability to successfully negotiate credit arrangements with our bank; and

•                  general economic conditions, including the effects of the current economic slowdown and international conflicts.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

If Our Internal Controls Over Financial Reporting Do Not Comply With The Requirements Of The Sarbanes-Oxley Act, Our Business And Stock Price Could Be Adversely Affected. Along with our independent registered public accounting firm, we will be evaluating the effectiveness of our internal controls over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 currently requires us to evaluate the effectiveness of our internal controls over financial reporting at the end of each fiscal year beginning in our fiscal year ending March 31, 2008 at the earliest, and to include a management report assessing the effectiveness of our internal controls over financial reporting in all annual reports beginning with our Annual Report on Form 10-K for the fiscal year ending March 31, 2008 at the earliest. Section 404 also requires our independent accountant to attest to, and report on, management’s assessment of our internal controls over financial reporting. We may not be able to complete our Section 404 compliance on a timely basis and even if we timely complete our compliance requirements, our independent auditors may still conclude that our internal controls over financial reporting are not effective.

Our management, including our CEO and CFO, does not expect that our internal controls over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been, or will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As of March 31, 2005, we became aware of a material weakness in our internal controls related to the accounting for the consolidation of our deferred compensation savings plan and certain contract administration. We cannot assure you that we or our independent registered public accounting firm will not identify additional material weaknesses in our internal controls. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Based on our evaluation, our management concluded that, as of March 31, 2004, our internal control over financial reporting was not effective due to the existence of one material weakness. We may experience additional material weaknesses in the future. If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

We May Experience Production Gaps, Which Could Materially And Adversely Impact Our Sales And Financial Results And The Ultimate Acceptance Of AutoVue.  It is possible that we could experience unforeseen quality control issues or part shortages as we ramp up to full production to meet current demand of our LDW systems. Should any such delay or disruption occur while increasing production of our LDW systems, our future sales will likely be materially and adversely affected.

We Depend Upon Valeo To Market Our AutoVue Technologies For The OEM Passenger Car Market. We have granted Valeo the exclusive right to sell and manufacture our AutoVue LDW system to the worldwide passenger car market in exchange for royalty payments for each AutoVue unit sold. As such, the future success and broad market acceptance of our AutoVue technologies in the passenger car market will depend upon Valeo’s ability to manufacture, market and sell our technologies, and to convince more OEM passenger car manufacturers to adopt our technologies. If Valeo does not devote considerable resources and aggressively pursue opportunities, our expansion into the passenger car market could be adversely affected.

We May Be Unable To Attract And Retain Key Personnel, Which Could Seriously Harm Our Business. Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel. The loss of any of our executive officers or key members of management could adversely affect our business, financial condition or results of operations. Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. In particular, the future success of our Transportation Systems business will depend on our ability to hire additional qualified engineers and planners. Competition for qualified employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

If We Are Unable To Develop And Introduce New Products And Product Enhancements Successfully And In A Cost-Effective And Timely Manner, Or Are Unable To Achieve Market Acceptance Of Our New Products, Our Operating Results Would Be Adversely Affected. We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We cannot guarantee the success of these products and we may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products.

We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in outdoor image processing hardware, software and camera technologies in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner, qualify any new products with OEMs and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners, including Valeo’s ability to expand sales of AutoVue in the passenger car market. The success of our AutoVue system will also depend in part on the success of the automotive vehicles that incorporate our technology, as well as the success of optional equipment that OEMs bundle with our technologies.

Certain of the components used in our Vantage and AutoVue products may need to be re-engineered in the next 18 months as the industry is moving towards a standard of using lead-free components. We cannot assure you as to the timing of the adoption of this new standard or our ability to successfully redesign our products to incorporate compliant components and gain market acceptance of such redesigned products. In addition, if the standard is adopted earlier than anticipated we may experience a shortage of Vantage and AutoVue products as a result of potential scarcity of lead-free components.

Our business and results of operations could also be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or “bugs” when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

The Markets In Which We Operate Are Highly Competitive And Have Many More Established Competitors, Which Could Adversely Affect Our Sales Or The Market Acceptance Of Our Products. We compete with numerous other companies in our target markets including, but not limited to, large, multinational corporations, which include tier one automotive suppliers, and many smaller regional engineering firms. We expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. We may experience more competition in our Vantage business in the fiscal year ending March 31, 2007 as the department of transportation in one of our largest sales territories is moving to a multisource contracting environment from one in which Iteris is the preferred supplier. In addition, one of the other developers of LDW systems was recently acquired by a larger company. While this developer has not been a material competitor to date, we may experience more competition from this provider as a result of its greater access to resources from its acquirer, and additional competitors may enter this market in the future.

Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

An Economic Slowdown Or The Significant Military Operations In The Middle East Or Elsewhere May Impact Government Funding Or Consumer Spending, Causing A Decline In Our Revenues.  In the near term, the funding of U.S. military operations in the Middle East or elsewhere may cause disruptions in funding of government contracts.  Since military operations of such magnitude are not routinely included in U.S. defense budgets, supplemental legislative funding actions are often required to finance such operations. Even when such legislation is enacted, it may not be adequate for ongoing operations, causing other government sources to be temporarily or permanently diverted.  Since a significant portion of our sales are derived from contracts with government agencies, such diversion of funds could produce interruptions in funding or delays in receipt of our contracts, causing disruptions and adversely effecting our revenue and operations.

Concerns about the recent international conflicts and terrorist and military actions, as well as concerns about inflation, decreased consumer confidence, and reduced corporate profits and capital spending have also resulted in a downturn in worldwide economic conditions, particularly in the United States. These unfavorable economic conditions may have a negative impact on customer orders (and also may result in decreased sales of automobiles and trucks that incorporate our LDW systems).  Such concerns may result in cancellations and rescheduling of backlog.  These political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations could be materially and adversely affected.

New Environmental Regulations May Result In A Decline In Our AutoVue Sales and Royalties.  Recent environmental regulations in Europe are expected to be in place during Fall 2006 which will require more stringent emissions compliance in new trucks manufactured, that could cause a decline in new truck sales in Europe in the near future.  Similar regulations have been announced in North America that may impact diesel engines built after January 2007, which could similarly impact North American OEM truck sales in general.  As a result, we may experience a decline in our LDW sales to truck OEMs related to these stricter regulations.

We Depend On Government Contracts And Subcontracts, And Because Many Of Our Government Contracts Are Fixed Price Contracts, Higher Than Anticipated Costs Will Reduce Our Profit And Could Adversely Impact Our Operating Results. A significant portion of our sales were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 38.3%, 37.4% and 48.2% of our total net sales and contract revenues for the years ended March 31, 2006, 2005 and 2004, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

•                  long purchase cycles or approval processes;

•                  competitive bidding and qualification requirements;

•                  the impact of international conflicts;

•                  performance bond requirements;

•                  changes in government policies and political agendas;

•                  delays in funding, including the delays in the allocation of funds to state and local agencies from the U.S. transportation bill;

•                  other government budgetary constraints and cut-backs; and

•                  milestone requirements and liquidated damage provisions for failure to meet contract milestones

In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover any cost overruns we may incur. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. Such additional costs would adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

Our Quarterly Operating Results Fluctuate As A Result Of Many Factors. Therefore, We May Fail To Meet Or Exceed The Expectations Of Securities Analysts And Investors, Which Could Cause Our Stock Price To Decline. Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

•                  changes in our pricing policies and the pricing policies of our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

•                  the long lead times associated with government contracts or required by vehicle manufacturers;

•                  delays in the allocation of funds to state and local agencies from the U.S. government transportation bill;

•                  our ability to raise additional capital;

•                  our ability to control costs;

•                  the mix of our products and services sold in a quarter, which mix has varied and is expected to continue to vary from time to time;

•                  international conflicts and acts of terrorism;

•                  our ability to develop, introduce, patent, market and gain market acceptance of new products, applications and product enhancements in a timely manner, or at all;

•                  market acceptance of the products incorporating our technologies and products;

•                  the size, timing, rescheduling or cancellation of significant customer orders;

•                  the introduction of new products by competitors;

•                  the availability and cost of components used in the manufacture of our products;

•                  our success in expanding and implementing our sales and marketing programs;

•                  the effects of technological changes in our target markets;

•                  the amount of our backlog at any given time;

•                  seasonality due to winter weather conditions;

•                  the nature of our government contracts;

•                  deferrals of customer orders in anticipation of new products, applications or product enhancements;

•                  risks and uncertainties associated with our international business;

•                  currency fluctuations and our ability to get currency out of certain foreign countries; and

•                  general economic and political conditions.

Due to all of the factors listed above as well as other unforeseen factors, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

We May Engage In Acquisitions Of Companies Or Technologies That May Require Us To Undertake Significant Capital Infusions And Could Result In Disruptions Of Our Business And Diversion Of Resources And Management Attention. We have historically acquired, and may in the future acquire, complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

•                  potential disruption of our ongoing business and the diversion of our resources and management’s attention;

•                  the failure to retain or integrate key acquired personnel;

•                  the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

•                  increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

•                  the incurrence of unforeseen obligations or liabilities;

•                  potential impairment of relationships with employees or customers as a result of changes in management; and

•                  increased interest expense and amortization of acquired intangible assets.

Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or intangible asset amortization, or other adverse tax or accounting consequences. We cannot assure you that we will be able to identify or consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

We Have Experienced Growth In Recent Periods. If We Fail To Manage Our Growth Effectively, We May Be Unable To Execute Our Business Plan And May Experience Future Weaknesses In Our Internal Controls. We have expanded our overall business, particularly in our Vantage and AutoVue product lines. In order to achieve our business objectives, we will need to continue to expand our business and add additional qualified personnel. Such expansion has placed and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to successfully manage our growth, our business, financial condition and results of operations will be adversely affected.

To accommodate this growth, we launched a new ERP system in April 2006. Accordingly, we may experience problems commonly experienced by other companies in connection with such implementations, including but not limited to, potential bugs in the system, component or supply delays, training requirements and other integration challenges and delays. Any difficulties we might experience in connection with our new ERP system could have a material adverse effect on our financial reporting system and internal controls.

If We Do Not Keep Pace With Rapid Technological Changes And Evolving Industry Standards, We Will Not Be Able To Remain Competitive And There Will Be No Demand For Our Products. Our markets are in general characterized by the following factors:

•                  rapid technological advances;

•                  downward price pressure in the marketplace as technologies mature;

•                  changes in customer requirements;

•                  frequent new product introductions and enhancements; and

•                  evolving industry standards and changes in the regulatory environment.

Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements. In particular, our LDW system is incorporated into automobiles and trucks that face significant technological changes in each model year and among different vehicle models. Accordingly, we must adapt our technology from time to time to function with such changes.

We May Not Be Able To Adequately Protect Or Enforce Our Intellectual Property Rights, Which Could Harm Our Competitive Position. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party’s intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, including legal fees and expenses, and the diversion of management’s attention and resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

The Trading Price Of Our Common Stock Is Highly Volatile. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock (now known as our common stock) has traded at prices as low as $0.45 per share and as high as $29.44 per share. The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

•                  quarterly variations in operating results;

•                  our ability to control costs, improve cash flow and sustain profitability;

•                  our ability to raise additional capital;

•                  shortages announced by suppliers;

•                  announcements of technological innovations or new products or applications by our competitors, customers or us;

•                  transitions to new products or product enhancements;

•                  acquisitions of businesses, products or technologies;

•                  the impact of any litigation;

•                  changes in investor perceptions;

•                  government funding, political agendas and other budgetary issues;

•                  changes in earnings estimates or investment recommendations by securities analysts; and

•                  international conflicts, political unrest and acts of terrorism.

The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management’s attention and resources from other matters.

Our International Business Operations May Be Threatened By Many Factors That Are Outside Of Our Control. We currently market our AutoVue and Vantage products internationally and we anticipate that our international operations will expand in the near future. International business operations are subject to various inherent risks including, among others:

•                  currency fluctuations and restrictions;

•                  political, social and economic instability;

•                  longer accounts receivable payment cycles;

•                  import and export license requirements and restrictions of the United States and each other country in which we operate;

•                  unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

•                  the burdens of compliance with a wide variety of foreign laws and more restrictive labor laws and obligations;

•                  difficulties in managing and staffing international operations;

•                  potentially adverse tax consequences; and

•                  reduced protection for intellectual property rights in some countries.

All of our international sales are denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

Any of the factors mentioned above may adversely affect our future international sales and, consequently, affect our business, financial condition and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

We Could Experience Negative Financial Impacts Arising From Developments In Contingencies Created Under Our Previous Structure Or By Former Subsidiaries. Although we divested ourselves of all business units, with the exception of our Iteris business, from time to time we could experience unforeseen developments in contingencies related to our former subsidiaries. For example, the shares covered by this prospectus were issued pursuant to a recent settlement of a lawsuit brought against Mariner Networks, Inc., one of our former subsidiaries, by the selling stockholder, who was a supplier to such former subsidiary.  Under the terms of such settlement, we were required to issue $212,500 of our common stock and are required to pay

$125,000 on or before October 20, 2006 and an additional $350,000 in 36 equal monthly installments of $9,700 beginning in November 2006.  Although we are not aware of any other material contingencies, it is possible that other matters could be brought against us in connection with activities related to former subsidiaries and that such matters could materially and adversely affect our financial results and cash flows.

Some Of Our Directors, Officers And Their Affiliates Can Control The Outcome Of Matters That Require The Approval Of Our Stockholders, And Accordingly We Will Not Be Able To Engage In Certain Transactions Without Their Approval. As of June 30, 2006, our officers and directors owned approximately 16% of the outstanding shares of our common stock (and approximately 25% of our common stock when including options, warrants and other convertible securities held by them which are currently exercisable or convertible or will become exercisable or convertible within 60 days after June 30, 2006). As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us. Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock. Our future issuance of preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, in March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. We amended this plan in May 2004. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC.  Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  The documents we incorporate by reference are:

1.                                       Our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC on June 29. 2006;

2.                                       Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 14, 2006;

3.                                       Our Current Report on Form 8-K filed with the SEC on July 26, 2006;

3.                                       Our Current Report on Form 8-K furnished to the SEC on August 9, 2006; and

4.                                       The description of our common stock (including the description of our preferred stock purchase rights) contained in our registration statement on Form 8-A filed with the SEC on December 8, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.  Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference.  Requests for documents should be submitted in writing to the Secretary, at Iteris, Inc., 1515 South Manchester Avenue, Anaheim, California 92802, or by telephone at (714) 774-5000.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.”  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The shares of common stock covered by this prospectus will be sold or otherwise disposed of by the selling stockholder, and the selling stockholder will receive all of the proceeds from dispositions of such shares or interests therein.  We will not receive any proceeds from the disposition of the shares covered by this prospectus or interests therein.

SELLING STOCKHOLDER

The selling stockholder acquired the shares held by it and offered by this prospectus in connection with the settlement of a lawsuit brought against one of our former subsidiaries by the selling stockholder, a supplier to the former subsidiary.  The lawsuit alleged various breaches of written contract claims arising out of alleged purchase orders.  In connection with such settlement, we agreed to issue shares of our common stock having a value of $212,500 based on the closing sales price of the Company’s common stock on the date of issuance.  We agreed to effect a shelf registration (of which this prospectus is a part) to register all of the shares issued in connection with the settlement in order to permit selling stockholder and its transferees to sell their shares from time to time in the public market or in privately-negotiated transactions.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.  In addition, this prospectus covers the preferred stock purchase rights which currently trade with the common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.  See “Risk Factors — Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us.”

Except as otherwise indicated in the footnotes, the following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of August 15, 2006, based on the selling stockholder’s representations regarding its ownership.  We cannot estimate the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may sell all or some of its shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the selling stockholder’s shares.  For purposes of the table below, we assume that all shares owned by the selling stockholder which are offered by this prospectus will be sold.

Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the selling stockholder’ beneficial ownership of our common stock.

	Beneficially Owned Before Offering			Number of Shares Being Offered in Offering	Beneficially Owned After Offering(1)
Selling stockholder	Number of Shares	Percent(2)			Number of Shares	Percent(2)
Delta Networks, Inc.	88,912		*	88,912	—		*

*              Less than 1%

(1)                                  This table assumes that all shares owned by the selling stockholder which are offered by this prospectus are being sold.  The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.  The selling stockholder also may offer and sell less than the number of shares indicated.  The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)                                  Based on 29,243,397 shares of common stock outstanding on August 15, 2006.  Shares of common stock subject to options or warrants or convertible debentures which are exercisable within 60 days of August 15, 2006 are deemed to be beneficially owned by the person holding such options or warrants or convertible debentures for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.  Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants or convertible debentures are not deemed to be outstanding.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholder, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests therein received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer.  We will not receive any of the proceeds from sales or other dispositions of the shares or interests therein by the selling stockholder or its transferees.

The selling stockholder named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time.  The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each disposition.  The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling stockholder may effect such transactions by selling its shares to or through broker-dealers.  The shares may be sold by one or more of, or a combination of, the following:

•                  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•                  an exchange distribution in accordance with the rules of such exchange;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  through the settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  in privately negotiated transactions;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in such resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of its shares or otherwise.  In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder.  The selling stockholder also may sell shares short and redeliver the shares to close out such short positions.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The selling stockholder also may loan or pledge its shares to a broker-dealer.  The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder.  Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares.  Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act.  Because selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities.  There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholder.  We will make copies of this prospectus available to the selling stockholder and have informed such stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such supplement will disclose:

•                  the name of the selling stockholder and of the participating broker-dealer(s),

•                  the number of shares involved,

•                  the price at which such shares were sold,

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•                  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•                  other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares.  The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares.  The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of its shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for Iteris by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

The financial statements and schedule incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, our previous independent registered public accounting firm, have audited our consolidated financial statements and schedule for the year ended March 31, 2004 included in our Annual Report on Form 10-K for the year ended March 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus.  If any person does make a statement that differs from what is in this prospectus, you should not rely on it.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

TABLE OF CONTENTS

RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ITERIS, INC.

88,912 Shares
of
Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered.  All of the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$24
Printing Expenses	5,000
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	10,000
Miscellaneous	4,976
Total	$30,000

We will bear all costs, expenses and fees in connection with the registration of the shares.  The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of their shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, Iteris can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.  Iteris’ bylaws provide that Iteris will indemnify its directors and officers to the fullest extent permitted by law and require Iteris to advance litigation expenses upon receipt by Iteris of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification.  The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Iteris’ certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Iteris and its stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Iteris or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Iteris has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws.  These agreements, among other things, indemnify Iteris’ directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Iteris, on account of services as a director or officer of Iteris, or as a director or officer of any other company or enterprise to which the person provides services at the request of Iteris.

ITEM 16.  EXHIBITS

Exhibit Number	Description	Where Located

4.1	Specimen of common stock certificate.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A as filed with the SEC on December 8, 2004

4.2	Amended and Restated Rights Agreement, dated as of May 10, 2004, by and between the registrant and U.S. Stock Transfer Corporation, including the exhibits thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A/A as filed with the SEC on June 18, 2004

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP	Filed Herewith

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.3	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of Iteris’ Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Iteris pursuant to the foregoing provisions, or otherwise, Iteris has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Iteris of expenses incurred or paid by a director, officer or controlling person of Iteris in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Iteris will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on August 18, 2006.

ITERIS, INC.

By:	/S/ JACK JOHNSON
Jack Johnson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jack Johnson and James S. Miele, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JACK JOHNSON	President, Chief Executive Officer and Director	August 18, 2006
Jack Johnson	(principal executive officer)

/S/ JAMES S. MIELE	Vice President, Chief Financial Officer and	August 18, 2006
James S. Miele	Secretary (principal financial and accounting officer)

/S/ GREGORY A. MINER	Chairman of the Board	August 18, 2006
Gregory A. Miner

/S/ RICHARD CHAR	Director	August 18, 2006
Richard Char

/S/ KEVIN C. DALY, PH.D.	Director	August 18, 2006
Kevin C. Daly, Ph.D.

Signature	Title	Date

/S/ GARY HERNANDEZ	Director	August 18, 2006
Gary Hernandez

/S/ DR. HARTMUT MARWITZ	Director	August 18, 2006
Dr. Hartmut Marwitz

/S/ ABBAS MOHADDES	Director, Executive Vice President, and	August 18, 2006
Abbas Mohaddes	General Manager

/S/ JOHN SEAZHOLTZ	Director	August 18, 2006
John Seazholtz

/S/ JOEL SLUTZKY	Director	August 18, 2006
Joel Slutzky

/S/ THOMAS L. THOMAS	Director	August 18, 2006
Thomas L. Thomas

/S/ PAUL E. WRIGHT	Director	August 18, 2006
Paul E. Wright

INDEX OF EXHIBITS

Exhibit Number	Description	Where Located

4.1	Specimen of common stock certificate.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A as filed with the SEC on December 8, 2004

4.2	Amended and Restated Rights Agreement, dated as of May 10, 2004, by and between the registrant and U.S. Stock Transfer Corporation, including the exhibits thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A/A as filed with the SEC on June 18, 2004

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP	Filed Herewith

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.3	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page